SKYTERRA COMMUNICATIONS, INC. /

MOBILE SATELLITE VENTURES, LP

EXECUTIVE EMPLOYMENT AGREEMENT

for

SCOTT G. MACLEOD

This Executive Employment Agreement (“Agreement”) is entered into on the date set forth on the signature page hereto by and between Scott G. Macleod (“Executive”), SkyTerra Communications, Inc., a Delaware corporation, (“SkyTerra”) and Mobile Satellite Ventures LP, a Delaware limited partnership (“MSV”) (SkyTerra and MSV, collectively, the “Companies”).

WHEREAS, the Companies and the Executive are parties to an Employment Agreement dated January 9, 2006 (the “Existing Employment Agreement”);

WHEREAS, the Companies desire to extend employment of the Executive to provide personal services to the Companies, and the Executive wishes to continue to be employed by the Companies, all on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1.	EMPLOYMENT BY THE COMPANIES.

1.1        Term. The effective date (the “Effective Date”) of this Agreement shall be May 5, 2008. The term of employment under this Agreement (the “Term”) shall be three years, renewing on a day by day, continuous basis. However, upon written notice by the Companies to the Executive, the remaining term may be modified upon a majority vote of the Companies’ Boards of Directors (collectively, the “Boards”) to be a three year fixed term (commencing on the date of such written notice), and thereafter, the term of employment under this Agreement shall renew for successive one-year terms unless either party gives written notice not less than 12 months prior to the Term expiration that the Term will not be extended, provided that the Term shall end no later than the Executive’s termination from employment pursuant to Section 3.

1.2        Joint and Several Employment. The Executive will be employed jointly and severally by the Companies. Except where individual performance is specified below, MSV and SkyTerra are each fully responsible on a joint and several basis for performance of this Agreement (and the Exhibits hereto), provided however that, as between them, either may delegate its performance (but not its obligations) to the other, and in no event shall the joint and several nature of the Executive’s employment result in a duplication of compensation or benefits.

1.3        Position. Subject to terms set forth herein, the Companies agree to employ Executive in the positions of Chief Financial Officer of SkyTerra and of MSV, and the Executive hereby accepts such employment. During the term of employment with the Companies, the Executive shall devote his best efforts and substantially all of his business time and attention to the business of the Companies.

1.4        Duties. The Executive shall have all authorities, duties and responsibilities customarily exercised by an individual serving in the positions set forth in Section 1.3 above in entities of the size and nature of the Companies. The Executive shall report solely and directly to Alex Good, Chief Executive Offer of SkyTerra and MSV.

1.5        Policies and Procedures. The employment relationship between the parties shall also be governed by the written employment policies and practices of the Companies provided to the Executive or that are generally applicable from time to time to all or substantially all employees, including those relating to protection of confidential information and assignment of inventions, provided that in the event the terms of this Agreement differ from or are in conflict with such policies or practices, this Agreement shall control.

1.6       Exclusions. Nothing herein shall preclude the Executive from (i) with the consent of the Board, serving on the board of directors of publicly traded entities, and on the boards of directors of other business entities, (ii) engaging in charitable activities, educational activities and community affairs, including serving on the boards of directors (or equivalent bodies) of any charitable, educational or community organization and (iii) managing his personal investments and affairs, provided any of the activities set forth in clauses (i) – (iii) above do not materially interfere with the performance of his duties and responsibilities hereunder.

2.	COMPENSATION.

2.1        Salary. During the Term, the Executive shall receive for services to be rendered hereunder an annualized base salary of $390,750 payable on regular payroll dates established by the Companies (but not less frequently than monthly), subject to required payroll withholdings. The base salary shall be reviewed annually for appropriate merit and cost of living increases, but may not be decreased (as so adjusted, the “Base Salary”).

2.2        Bonus. In addition to his Base Salary, during the Term, the Executive shall receive an annual (calendar year) bonus (the “Bonus”) of 75% of the Executive’s Base Salary then in effect (the “Target Bonus”), subject to the Boards having the option to either (i) pay a smaller Bonus if the Boards determine that the Executive has failed to satisfactorily perform objectives mutually agreed upon by the Executive and the Compensation Committee of the Companies (including but not necessarily limited to the items described in Exhibit B) and, where such failure is capable of being cured, notifies the Executive in writing with a reasonable time period to cure, or (ii) pay a larger Bonus if the Boards determine that the Executive has exceeded performance expectations The Bonus earned by the Executive for any calendar year shall be paid in a single lump sum in cash following the close of such calendar year and within ten (10) days of the Companies’ receipt of audited financials for such calendar year but in no event later than March 31st of the year following the year for which such Bonus is earned.

2.3        Participation in Policies and Benefit Plans. Except as otherwise provided herein, the Executive’s employment shall be subject to the personnel policies that apply generally to the Companies’ executive employees as the same may be interpreted, adopted, revised or deleted from time to time, during the Term, by the Companies in their discretion. During the Term, the Executive shall be entitled to participate in and receive the benefits under all benefit plans, programs and arrangements provided to executive level employees of one or both of the Companies (the “Benefit Plans”). If the same type of benefit is provided to such employees under the plans or arrangement of both of the Companies but on different terms, the Executive shall be provided such benefit upon the most favorable terms applicable under the plans in question. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Base Salary or Bonus payable to the Executive pursuant to Section 2.1 or Section 2.2 hereof, respectively. Without limiting the generality of the foregoing, the Executive shall be entitled to the following during the Term:

(a)       Vacation. The Executive shall be entitled to paid vacations in accordance with the regular policies of the Companies, but in any event, no less than the aggregate of four (4) weeks per annum.

(b)       Life Insurance. The Companies shall provide the Executive, at the Companies’ cost, with term life insurance coverage in an amount equal to two (2) times Base Salary, for which the Executive may designate the beneficiary.

(c)       Long-Term Disability Insurance. The Companies shall provide the Executive, at the Companies’ cost, with long-term disability insurance which provides income continuation to the Executive at 50% of his Base Salary, subject to a cap of $250,000 annually ($20,833 per month) through age 65.

(d)       Directors and Officers Liability Insurance / Indemnification. The Companies shall maintain the existing coverage level of directors’ and officers’ liability insurance to protect Executive from liability related to his employment with the Companies, unless the Boards determine in their discretion to reduce such coverage provided that the Companies maintain an adequate level of coverage and that such level shall be at least 50% of the current level of coverage. The Companies shall each indemnify Executive for liability related to his employment with the Companies to the extent Executive is not indemnified by such insurance to the maximum extent permitted by Delaware corporate and partnership law, respectively, and the respective organizational documents of each of the Companies, which obligation shall survive the termination of the Executive’s employment hereunder.

(e) Reimbursement of Expenses. The Companies shall promptly reimburse the Executive for all reasonable business expenses incurred by the Executive in the performance of his duties hereunder, subject to Section 7.

2.4	Stock Options/Restricted Stock.

On the closing date of the option exchange offer currently pending and described in SkyTerra’s registration statement on Form S-4, SkyTerra shall exchange the Executive’s 225,000 options in MSV (at a current exercise price of $20.94 per share) for 634,500 options (the “Options”) in SkyTerra Common Stock at an exercise price of $7.426 per share as part of, and subject to the terms and conditions of, the exchange transaction to be consummated between SkyTerra and MSV optionholders and on the terms and conditions set forth in the Form S-4 Registration Statement filed by SkyTerra and declared effective by the Securities and Exchange Commission. The Options shall also be subject to accelerated vesting under certain circumstances as provided below. The parties acknowledge that, as stated in the prospectus relating to SkyTerra's option exchange offer to holders of MSV options, the Board of Directors of SkyTerra may, in its sole discretion, permit the sale of shares of SkyTerra common stock issued upon the exercise of the Options earlier than would otherwise be permitted under the terms of the lockup that is part of the option exchange offer..

On the Effective Date, the Companies shall also grant to the Executive 400,000 shares of restricted common stock of SkyTerra (the “Restricted Stock”). The Restricted Stock shall vest with respect to one third (1/3rd) of the stock on each of January 1st of 2009, 2010 and 2011. On each of the vesting dates, the Companies may withhold from delivery to the Executive, out of the total number of shares of Restricted Stock that vest on such date, a number of such shares with an aggregate fair market value on such vesting date equal to the amount of all taxes required by law to be withheld on account of the vesting of all such shares of Restricted Stock on such date.

3.	TERMINATION OF EMPLOYMENT.

3.1        At-Will Relationship. The Executive’s employment relationship is at-will. Either the Executive or the Companies may terminate the employment relationship at any time, for any reason, subject to the terms and conditions contained herein.

3.2	Termination Without Cause.

(a)       If Companies terminate the Executive’s employment without Cause (as defined below), such termination shall be effective upon written notice to the Executive.

(b)       In the event the Executive’s employment is terminated without Cause, subject to the provisions of Section 5, the Companies shall, in lieu of any other payment due pursuant to this Agreement:

(i)        within ten (10) days of the date of termination, pay the Executive a lump sum cash amount equal to one (1) times the sum of his Base Salary and the Target Bonus, provided that payment shall not be made before the release described in Section 5 becomes irrevocable nor later than 2-1/2 months following the date of termination;

(ii)       on the 60th day after the date of termination (or, if not a business day, the next following business day), pay the Executive an amount equal to the Target Bonus, pro rated for the number of days elapsed in the year prior to the date of termination, provided that (a) payment shall not be made before the release described in Section 5 becomes irrevocable, and (b) if the Executive is a “specified employee” within the meaning of Section 409A of the Code on the date of termination, payment shall instead be made in the seventh month following the date of termination;

(iii)      For a period of one (1) year following the Executive’s termination date (the Executive’s “Coverage Period”), the Executive and the Executive’s dependents shall be provided with the same health benefits coverage, at the same level and subject to the same terms and conditions, as in effect for the Executive immediately prior to his termination date under the Companies’ group medical, dental, vision and/or prescription drug plans (the Companies” “Health Care Plans”).

During the portion of the Executive’s Coverage Period in which the Executive is entitled to continuation coverage under either of the Companies’ Health Care Plans under Section 4980B of the Code (“COBRA Coverage”), (A) the health benefits coverage to be provided to the Executive pursuant to the preceding sentence shall be provided under such Health Care Plans (if reasonably practicable), and (B) the Companies shall pay the same percentage of the total cost of providing such coverage to the Executive as the percentage of the total cost that the Companies paid with respect to the coverage provided to the Executive under such Health Care Plans immediately before such termination. During any portion of the Executive’s Coverage Period in which the Executive is not entitled to COBRA Coverage under the Companies’ Health Care Plans (other than by reason of coverage under another group health plan), the Companies shall reimburse the Executive (and/or the Executive’s dependents) for the cost of purchasing health benefits coverage equivalent to that which it is intended that the Executive and/or the Executive’s dependents receive under the first sentence of this clause (iii) for such portion of the Executive’s Coverage Period. Such amount shall be paid in accordance with Section 7;

(iv)      continue to provide the Executive, at the Companies’ expense, with group term life insurance and accident and long-term disability insurance benefits substantially similar to the benefits being provided to the Executive immediately prior to the date of termination, and the benefits set forth in Sections 2.3(b) and (c), for a period of one year after the date of termination, provided that, to the extent any benefit provided under this paragraph is taxable to the Executive and the Executive is a “specified employee” within the meaning of Section 409A of the Code on the date of termination, such coverage shall not be provided until the seventh month following the date of termination and, if the Executive pays for such coverage for the period between his termination date and such seventh month, the Companies shall reimburse the Executive for such expenses in accordance with Section 7;

(v)       accelerate the vesting and, as applicable, delivery of all SkyTerra and MSV stock options, restricted stock and other equity-based awards (including the Options and the Restricted Stock) granted to the Executive, such that all such stock options, restricted stock and other equity-based awards shall become fully vested and, in the case of stock options, fully and immediately exercisable on such date, and provided further that the Executive shall have a post-termination exercise period with respect to all stock options extending to their respective original expiration dates; and

(vi)      pay and provide to the Executive all Payments and Benefits (as defined below) accrued or vested, but not yet paid, through the date of termination within ten (10) days after the date of termination (except in the case of compensation and benefits under plans, programs and arrangements, at such other time and in such manner as determined under the terms and conditions of such plans, programs and arrangements). For purposes hereof, “Payments and Benefits” shall mean the Executive’s accrued but unpaid Base Salary, any earned, but unpaid Bonus in respect of the year prior to the current year, reimbursement for all unreimbursed business expenses, accrued and unpaid vacation days, and all accrued or vested compensation and benefits payable to the Executive under all Benefit Plans and all compensation plans, programs or arrangements in which the Executive participates.

3.3	Termination for Cause.

(a)       The Companies may terminate the Executive’s employment with the Companies for Cause determined in the Board’s discretion as described below upon written notice to the Executive. In such event, the Executive shall not be entitled to pay in lieu of notice or any other such compensation, except as required by law, but shall be paid and provided all Payments and Benefits through the date of termination at the times and in the manner set forth in Section 3.2(b)(vi) above.

(b)	“Cause” shall mean:

(i)        the willful and continued failure of the Executive to substantially perform the Executive's duties with the Companies (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Boards which specifically identifies the manner in which the Boards believe that the Executive has not substantially performed the Executive's duties;

(ii)       the willful engaging by the Executive in gross misconduct which is materially and demonstrably injurious to either of the Companies;

(iii)      material breach of fiduciary duty to either of the Companies that in either case results in personal profit to the Executive at the expense of either of the Companies; or

(iv)      the Executive is convicted or pleads nolo contendre to a felony under Federal or state law or willfully violates any law, rule or regulation (other than traffic violations, misdemeanors or similar offenses) or cease-and-desist order, court order, judgment or supervisory agreement, which violation is materially and demonstrably injurious to either of the Companies.

For purposes of the preceding clauses, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive's action or omission was in the best interests of the Companies. Any act, or failure to act, based upon prior approval given by the Boards or based upon the advice of counsel for the Companies, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Companies. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive, as part of the notice of termination, a copy of a resolution duly adopted by the affirmative vote of not less thanthree-quarters (3/4)of the entire membership of the Boards at a meeting of the Boards called and held for the purpose of considering such termination (after reasonable written notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Boards) finding that, in the good faith opinion of the Boards, the Executive is guilty of the conduct described in clause (i) or (ii) above, and specifying the particulars thereof in detail.

3.4	Termination for Good Reason.

(a)       The Executive may voluntarily terminate his employment for “Good Reason” by notifying the Companies in writing, within ninety (90) days after the Executive first obtains knowledge of the occurrence of one of events below, that the Executive is terminating his employment for Good Reason, and, if such Good Reason is not cured, the Executive must actually terminate employment no later than six months following the initial existence of such Good Reason. "Good Reason" means the occurrence of any of the following events:

(i)        a material diminution in the Executive’s duties inconsistent in with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities contemplated by Sections 1.3 and 1.4 above or any other action by the Companies which results in a material diminution in any respect in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith that is remedied by the Companies promptly after receipt of notice thereof given by the Executive;

(ii)       A change in the Executive’s reporting from solely and directly to Alex Good, the Chief Executive Officer of the Companies, other than by reason of Mr. Good’s voluntary termination, termination due to death or Disability, or termination for Cause;

(iii)      a material reduction in the Executive's Base Salary or Target Bonus ;

(iv)      the Companies’ requiring the Executive to be based at any officethat is more than twenty-five (25) miles from the Executive's current office in Reston, Virginia;

(v)       a material diminution in the Executive’s benefits as a result of the failure by the Companies (a) to continue in effect any compensation plan in which the Executive participates that is material to the Executive's total compensation, unless he has been offered participation in an economically equivalent compensation arrangement (embodied in an ongoing substitute or alternative plan) or (b) to continue the Executive's participation in any such compensation plan (or in any substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of compensation provided and the level of the Executive's participation relative to other participants, than existed prior to such failure;

(vi)      the material failure by the Companies to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Companies’ pension, life insurance, medical, health and accident, disability or other welfare plans in which the Executive was participating immediately prior to such failure;

(vii)     any action or inaction by either of the Companies that constitutes a material breach of the terms and provisions of this Agreement (and its Exhibits).

Anything herein to the contrary notwithstanding, the Executive’s employment shall not be terminated for Good Reason unless he provides written notice to the Companies stating the basis of such termination and the Companies fail to cure the action or inaction that is such basis within thirty (30) days after receipt of such notice.

(b)       In the event Executive terminates his employment for Good Reason, subject to the provisions of Section 5, the Companies shall pay and provide to the Executive the payments, benefits and rights set forth, and at the times provided, in Section 3.2(b) above as if the Executive’s employment was terminated without Cause.

3.5	Termination by Virtue of Death or Disability of the Executive.

(a)       In the event of the Executive’s death during the Term, the Companies shall pay and provide to the Executive’s legal representatives the Payments and Benefits through the date of death at the times and in the manner set forth in Section 3.2(b)(vi) above. The Executive’s family, heirs and beneficiaries shall be eligible for any benefit continuation or conversion rights provided by the provisions of such benefit plans, programs or arrangements or by law. In addition, all SkyTerra and/or MSV stock options, restricted stock and other equity-based awards (including the Options and the

Restricted Stock) granted to the Executive by the Companies and held by him at the time of his death shall become fully vested and exercisable on the date of death, and in the case of stock options, shall remain exercisable through the earlier of the one-year period following the date of death and their respective original expiration dates.

(b)       Subject to applicable state and federal law, the Companies shall at all times have the right, upon written notice to the Executive, to terminate the Executive’s employment under this Agreement as a result of the Executive’s Disability (as defined below). Termination by the Companies of the Executive’s employment as a result of “Disability” shall mean termination because the Executive is unable due to a physical or mental condition to perform the essential functions of his positions with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period, based on the written certification by a licensed physician reasonably acceptable to the Companies and the Executive. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event the Executive’s employment is terminated as a result of the Executive’s Disability, the Companies shall pay and provide to the Executive the Payments and Benefits through the date of termination at the times and in the manner set forth in Section 3.2(b)(iv) above. The Executive shall be eligible for any benefit continuation or conversion rights provided by the provisions of such benefit plans, programs or arrangements or by law. In addition, all SkyTerra and/or MSV stock options, restricted stock and other equity-based awards (including the Options and the Restricted Stock) granted to the Executive shall become fully vested and exercisable on the date of termination, and in the case of stock options, shall remain exercisable through the earlier of the one-year period following the date of Disability and their respective original expiration dates.

3.6        Termination without Good Reason. The Executive may terminate his employment without Good Reason upon ten (10) days written notice to the Companies. In such event, on or before the date which is ten (10) days after the date of termination, the Companies shall pay and provide the Payments and Benefits to the Executive through the date of termination at the times and in the manner set forth in Section 3.2(b)(vi) above.

3.7        Termination by Mutual Consent. If at any time during the course of this Agreement the parties by mutual consent decide to terminate this Agreement, they shall do so by separate written agreement setting forth the terms and condition of such termination.

4.	Change in Control.

For purposes of this Section 4, the terms “Member” and “Partnership” refer to MSV. In the event of a Change in Control of SkyTerra, the terms “Member” and “Partnership” shall refer to and be replaced with “Shareholders” and “Corporation”, respectively.

(a)       Definition. Subject to the immediately preceding paragraph, a “Change in Control” means the occurrence of any of the following events after the date hereof in respect of either or both of the Companies:

(i)        any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, but other than Harbinger Capital Partners or affiliated funds of Harbinger Capital Partners) together with its affiliates, excluding employee benefit plans, becomes, directly or indirectly, the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of securities of the Partnership or SkyTerra representing 40% or more of the combined voting power of the Partnership's or SkyTerra’s then outstanding securities;

(ii)       the dissolution or liquidation of the Partnership or a merger, consolidation, or reorganization of the Partnership or SkyTerra with one or more other entities in which the Partnership or SkyTerra is not the surviving entity or the sale of substantially all of the assets of the Partnership or SkyTerra to another person or entity (excluding a merger of MSV into SkyTerra);

(iii)      any transaction (including without limitation a merger or reorganization in which the Partnership or SkyTerra is the surviving entity) which results in any person or entity (other than Harbinger Capital Partners or affiliated funds of Harbinger Capital Partners) owning or controlling more than 50% of the combined voting power of all classes of securities/interests of the Partnership or SkyTerra;

(iv)      in instances where Harbinger Capital Partners or affiliated funds of Harbinger Capital Partners own or control more than 50% of the combined voting power of all classes of securities/interests in the Partnership or SkyTerra, any transaction (including without limitation a merger or reorganization in which the Partnership or SkyTerra is the surviving entity) which results in a third party owning or controlling more than 50% of Harbinger Capital Partners’ or affiliated funds of Harbinger Capital Partners’ combined voting power of all classes of securities in the Partnership or SkyTerra; or

(v)       individuals who at the beginning of any two-year period constitute the applicable Board, plus new directors of the Partnership or SkyTerra whose election or nomination for election by the Partnership's Members or SkyTerra’s Shareholders is approved by a vote of at least two-thirds of the directors of the Partnership or SkyTerra still in office who were directors of the Partnership or SkyTerra at the beginning of such two-year period, cease for any reason during such two-year period to constitute at least two-thirds of the members of the applicable Board.

Notwithstanding the immediately foregoing, a Change of Control shall not be deemed to occur solely as a result of any of the following: (i) an initial public offering by the Partnership or any successor thereto, (ii) the consummation of the conversion of the Partnership or its business into a corporation, or (iii) a transaction, or series of related transactions, the result of which is that SkyTerra share ownership in MSV increases.

(b)       Accelerated Vesting. Immediately prior to a Change in Control of either of the Companies all options, restricted stock and other equity-based awards (including the Options and the Restricted Stock) granted to the Executive by the Companies and held by him immediately prior to such a Change in Control shall become immediately and fully vested and exercisable and, in the case of stock options, shall remain exercisable for their respective original terms.

(c)       Section 280G.  Exhibit A attached to this Agreement shall be applicable in the event of the occurrence of a Change in Control, or in the event that any payments or benefits to be made to or for the benefit of the Executive under this Agreement or under any plan or arrangement maintained by the Companies or otherwise, are subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”).

5.	Release.

Upon the termination of Executive’s employment under Sections 3.2 or 3.4 above, Executive shall provide the Companies with an executed and effective release substantially in the form attached to this Agreement as Exhibit A, which may be amended by the Companies to provide for an effective release under applicable law.

6.	COOPERATION WITH COMPANIES.

During and after the term of the Executive’s employment, the Executive will cooperate with the Companies in responding to the reasonable requests of the Companies in connection with any and all existing or future litigation, arbitrations, mediations or investigations brought by or against the Companies, or its or their respective affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which the Companies reasonably deems the Executive’s cooperation necessary or desirable. In such matters, the Executive agrees to provide the

Companies with reasonable advice, assistance and information, including offering and explaining evidence, providing sworn statements, and participating in discovery and trial preparation and testimony. The Executive also agrees to promptly send the Companies copies of all correspondence (for example, but not limited to, subpoenas) received by the Executive in connection with any such legal proceedings, unless the Executive is expressly prohibited by law from so doing. To the extent possible, the Companies shall try to limit the Executive’s cooperation under this Section 6 to regular business hours. In any event, (i) in any matter subject to this Section 6, the Executive shall not be required to act against his own legal interest and (ii) any request for such cooperation shall take into account (A) the significance of the matters at issue in the litigation, arbitration, mediation or investigation and (B) the Executive’s other personal and business commitments. The Companies agree to provide the Executive reasonable notice, to the extent practicable, in the event his assistance is required. The Companies shall reimburse the Executive for the reasonable costs and expenses incurred by him as a result of providing such cooperation, upon the submission of the appropriate documentation to the Companies. Such costs and expenses shall include, without limitation, demonstrably lost wages (after the termination of his employment by the Companies), travel costs and legal fees to the extent the Executive reasonably believes that separate representation is warranted. The Executive’s entitlement to reimbursement of such costs and expenses, including legal fees, pursuant to this Section 6, shall in no way affect the Executive’s rights to be indemnified and/or advanced expenses in accordance with the Companies’ organizational documents, any applicable insurance policy, and/or in accordance with this Agreement. After termination of Executive’s employment, the Companies shall also pay the Executive a fee in the amount of $500 per hour for the time the Executive devotes to matters as requested by the Companies under this Section 6 (“the Fees”). The Companies will not deduct or withhold any amount from the Fees for taxes, social security, or other payroll deductions, but will instead issue an IRS Form 1099 with respect to the Fees, except as otherwise required by law. The Executive acknowledges that in cooperating in the manner described in Section 7.1, he will be serving as an independent contractor, not a Companies employee, and he will be entirely responsible for the payment of all income taxes and any other taxes due and owing as a result of the payment of Fees. The Executive hereby indemnifies the Companies and its officers, directors, agents, attorneys, employees, shareholders, subsidiaries, and affiliates and holds them harmless from any liability for any taxes, penalties, and interest that may be assessed by any taxing authority with respect to the Fees, with the exception of the employer’s share of employment taxes subsequently determined to be applicable, if any.

7.         SECTION 409A. The parties intend that any compensation, benefits and other amounts payable or provided to the Executive under this Agreement be paid or provided in compliance with Section 409A of the Code and all regulations, guidance, and other interpretative authority issued thereunder (collectively, “Section 409A”) such that there will be no adverse tax consequences, interest, or penalties for the Executive under Section 409A as a result of the payments and benefits so paid or provided to him. The parties agree to modify this Agreement, or the timing (but not the amount) of the payment of the severance or other compensation, or both, to the extent necessary to comply with Section 409A. In addition, notwithstanding anything to the contrary contained in any other provision of this Agreement, the payments and benefits to be provided to the Executive under this Agreement shall be subject to the provisions set forth below.

(a)       Any payment subject to Section 409A that is triggered by a termination from employment shall be triggered by a “separation from service,” as defined in the regulations issued under Section 409A.

(b)       If the Executive is a “specified employee” within the meaning of the Section 409A at the time of the Executive’s “separation from service” within the meaning of Section 409A, then any payment otherwise required to be made to the Executive under this Agreement on account of the Executive’s separation from service, to the extent such payment (after taking in to account all exclusions applicable to such payment under Section 409A) is properly treated as deferred compensation subject to Section 409A, shall not be made until the first business day after (i) the expiration of six months from the date of the Executive’s separation from service, or (ii) if earlier, the date of the Executive’s death (the “Delayed Payment Date”). On the Delayed Payment Date, there shall be paid to the Executive or, if the Executive has died, to the Executive’s estate, in a single cash lump sum, an amount equal to aggregate amount of the payments delayed pursuant to the preceding sentence, plus interest thereon at the Delayed Payment Interest Rate (as defined below) computed from the date on which each such delayed payment otherwise would have been made to the Executive until the Delayed Payment Date. For purposes of the foregoing, the “Delayed Payment Interest Rate” shall mean the national average annual rate of interest payable on jumbo six-month bank certificates of deposit, as quoted in the business section of the most recently published Sunday edition of The New York Times preceding the date as of which Executive is treated as having incurred a separation from service for purposes of Section 409A.

(d)       All expenses eligible for reimbursement hereunder that are taxable to the Executive shall be paid to the Executive no earlier than in the seventh month after separation from service and no later than December 31 of the calendar year following the calendar year in which such expenses were incurred. The expenses incurred by the Executive in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by the Executive in any other calendar year that are eligible for reimbursement hereunder. The Executive’s right to receive any reimbursement hereunder shall not be subject to liquidation or exchange for any other benefit.

8.	GENERAL PROVISIONS

8.1       Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight courier, to the Companies at their headquarters office location and to the Executive at his address as listed in the Companies’ records.

8.2       Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

8.3       Waiver. No waiver, amendment or modification of this Agreement shall be effective unless signed by the parties hereto. If the parties should waive any breach of any provisions of this Agreement, the waiving party shall not be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

8.4       Complete Agreement. This Agreement and its Exhibits, constitute the entire agreement between Executive and the Companies with respect to the subject matter hereof. It is entered into without reliance on any promise or representation other than those expressly contained herein. This Agreement supersedes and replaces the Existing Employment Agreement dated January 9, 2006 between the Executive and MSV in their entirety. For clarity, the Confidentiality, Non-Competition and Non-Solicitation Agreement dated January 9, 2006 between the Executive and MSV shall remain in full force and effect.

8.5       Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

8.6       Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

8.7       Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Companies, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder except to his estate as to designated beneficiaries as provided in applicable compensation and benefit plans and agreements. No rights or obligations of either of the Companies under this Agreement may be assigned or transferred by either of the Companies without the Executive’s prior written consent, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which a Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of a Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of such Company and assumes the liabilities, obligations and duties of such Company under this Agreement, either contractually or by operation of law. The Companies further agree that, in the event of any disposition of its business and assets described in the preceding sentence, they shall use their best efforts to cause such assignee or transferee expressly to assume the liabilities, obligations and duties of the applicable Company hereunder.

8.8       Survival. The rights and obligations of the parties hereunder shall survive termination of Executive’s employment with the Companies to the extent necessary and appropriate to carry out the intentions of the parties.

8.8       Remedies. The Executive acknowledges that a remedy at law for any material breach or material threatened breach by him of any confidentiality requirements and the provisions of the Confidentiality, Non-Competition and Non-Solicitation Agreement dated February 24, 2005 between the Executive and MSV would be inadequate, and he therefore agrees that the Companies shall be entitled to seek injunctive relief in case of any such breach or threatened breach, in addition to any other remedies available to the Companies.

8.9       Attorneys’ Fees. If any party hereto brings any action to enforce his or its rights hereunder each party shall be responsible for and pay their own attorneys’ fees and costs incurred in connection with such action, except as provided in Section 8.10 below.

8.10     Arbitration Procedures. Any controversy, dispute or claim arising out of or relating to this Agreement, any other agreement or arrangement between the Executive and the Companies, the Executive’s employment with the Companies, or the termination thereof (collectively, "Covered Claims") shall be resolved by binding arbitration, to be held in Reston, Virginia, in accordance with the Commercial Arbitration Rules of the American Arbitration Association and this Section 8.10. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Companies shall promptly advance to the Executive (and his beneficiaries) any and all costs and expenses (including without limitation attorneys’ fees) incurred by the Executive (or any of his beneficiaries) in resolving any such Covered Claim; provided, however, that the recipient agrees to repay any amounts advanced to the extent that the recipient’s claims/defenses are found by the arbitrator(s) to have lacked a reasonable basis. Pending the resolution of any Covered Claim, the Executive (and his beneficiaries) shall continue to receive all payments and benefits due under this Agreement or otherwise.

8.11     No Mitigation. The Company agrees that, if the Executive’s employment by the Company is terminated for any reason, the Executive shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to the executive by the Company pursuant to this Agreement. Further, the amount of any payment or benefit provided for under this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, or be offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

8.12     Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of Virginia, without regard to conflicts of law principles.

8.13 Nonduplication Of Benefits. No provision of this Agreement shall require the Companies to provide the Executive with any payment, benefit, or grant that duplicates any payment, benefit, or grant that the Executive is entitled to receive under any compensation or benefit plan, award agreement, or other arrangement of the Companies.

8.14 Taxes. Each Company may withhold from any benefits payable under this Agreement all taxes that the Company reasonably determines to be required pursuant to any law, regulation, or ruling. However, it is the Executive’s obligation to pay all required taxes on any amounts and benefits provided under this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

SKYTERRA COMMUNICATIONS, INC. /
MOBILE SATELLITE VENTURES LP
By:
[Name]
[Title]
Date: May __, 2008

Accepted and agreed this

____ day of May, 2008.

Scott Macleod, an Individual

EXHIBIT A

RELEASE

(a)       In consideration of the payments and benefits set forth in Section __ of the Employment Agreement, except for the rights expressly provided herein, the Executive for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively “Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company, subsidiaries, and their respective current and former officers, directors, employees, representatives, agents, attorneys, shareholders, in their official capacities (collectively, “Releasees”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever arising out of or relating to his employment relationship, or the termination of that relationship, with the Company and its subsidiaries, known or unknown, whether in law or equity and whether arising under federal, state or local law including, without limitation, any such claim under the Corporate and Criminal Fraud Accountability Act of 2002, also known as the Sarbanes Oxley Act; any claim for discrimination based upon race, color, ethnicity, sex, age (including under the Age Discrimination in Employment Act of 1967 (the “ADEA”) and the Older Workers Benefit Protection Act of 1990), national origin, religion, disability, retaliation, or any other unlawful criterion or circumstance, the New York State Human Rights Law; and any other federal, state or local laws, rules or regulations, whether equal employment opportunity laws, rules or regulations or otherwise, which the Executive and the other Releasors had, now have, or may have in the future against each or any of the Company, or any other Releasees from the beginning of the world until the date the Executive signed this Agreement (the “Execution Date”) relating to the Executive’s employment with the Company and its subsidiaries. Anything herein to the contrary notwithstanding, nothing herein shall release the Company or any other Releasees from any claims or damages based on: (i) any right or claim that arises after the Execution Date, (ii) any right, including a right to a payment or benefit, the Executive may have under this Agreement or for accrued or vested benefits and stock based awards pursuant to the terms and conditions of the applicable plan document, (iii) the Executive’s eligibility for indemnification, in accordance with applicable laws or the certificate of incorporation or by-laws of the Company, or under any applicable insurance policy, with respect to any liability the Executive incurs or has incurred as a director, officer or employee of the Company and its subsidiaries, or (iv) any right the Executive may have to obtain contribution as permitted by law in the event of entry of judgment against him as a result of any act or failure to act for which he and the Company or any other Releasee are jointly liable.

(b)       The Executive acknowledges that: (i) this entire Agreement is written in a manner calculated to be understood by him; (ii) he has been advised to consult, and has consulted with, an attorney before executing this Agreement; (iii) he was given a period of twenty-one (21) days within which to consider this Agreement; and (iv) to the extent he executes this Agreement before the expiration of the twenty-one-day period, he does so knowingly and voluntarily and only after consulting his attorney. The

Executive shall have the right to cancel and revoke this Agreement during a period of seven (7) days following the Execution Date, and this Agreement shall not become effective, and no money shall be paid hereunder prior to the expiration of such seven-day period (the “Revocation Date”). The seven-day period of revocation shall commence upon the Execution Date. In order to revoke this Agreement, the Executive shall deliver to the Company’s Chief Legal Officer, prior to the expiration of said seven-day period, a written notice of revocation. Upon such revocation, this Agreement shall be null and void and of no further force or effect on either party.

(c)       The Executive acknowledges and agrees that the consideration provided to him exceeds anything to which he is otherwise entitled and that he is owed no wages, commissions, bonuses, finder’s fees, equity or incentive awards, severance pay, vacation pay or any other compensation or vested benefits or payments or remuneration of any kind or nature other than as specifically provided for in this Agreement. If Executive should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Company or any other Releasees with respect to any cause, matter or thing which is the subject of the Executive’s release hereunder, this Agreement may be raised as a complete bar to any such action, claim or proceeding, and the Company or any other Releasees, as applicable may recover from the Executive all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees.

(d)       Executive represents and agrees that he has not filed any lawsuits against any of the Company or any other Releasees, or filed or caused to be filed any charges or complaints against the Company or any other Releasees with any municipal, state or federal agency charged with the enforcement of any law. Pursuant to and as a part of the Executive’s release and discharge of the Company or any other Releasees, as set forth herein, the Executive agrees to the fullest extent permitted by law, not to sue or file a charge, complaint, grievance or demand for arbitration against the Company, the Affiliated Entities or any other Releasees in any forum with respect to any matter which is the subject of Executive’s release hereunder.

(e)       The Company, on behalf of itself and the other Releasees, also agrees that, subject to this Agreement becoming effective, they hereby irrevocably and unconditionally release, acquit and forever discharge the Executive from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law that any Releasee had, now has, or may have in the future against the Executive and the other Releasors from the beginning of the world until the Execution Date arising out of or relating to the Executive’s employment relationship or the termination of that relationship with the Company and/or its subsidiaries, except that this paragraph shall not apply to: (i) any act that constitutes a criminal act under any Federal, state or local law committed or perpetuated by the Executive during the course of the Executive’s employment with the Company or its affiliates or thereafter prior to the Execution Date (including any criminal act of fraud, misappropriation of funds or embezzlement or any other criminal action); (ii) any act of fraud or theft committed by Executive in connection with his employment with the Company or thereafter prior to the Execution Date; or (iii) Executive’s obligations under this Agreement.

EXHIBIT B

Objectives

The objectives of the Executive, as Chief Executive Officer, include but are not necessarily limited to maintaining the following:

(a)       The Companies remain duly organized and in good standing under the laws of the jurisdiction of its organization;

(b)       Neither of the Companies is in violation of any provisions of their organizational documents, each as amended to date;

(c)       The Registration Statements or other SEC Reports filed on behalf of the Companies present fairly, in all material respects, the consolidated financial position of the Companies as of the dates specified and the consolidated results of operations and cash flows for the periods specified, in each case, in conformity with GAAP applied on a consistent basis during the periods involved, except as indicated therein or in the notes thereto;

(d)       The Companies maintain systems of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability;

(e)       Except as otherwise disclosed, the Companies’ business complies with all applicable US, state, local and foreign laws.

EXHIBIT C

1.	Gross-Up Payments.

If upon or following a Change in Control (as defined in Section 4 of the Employment Agreement of which these provisions are a part) or otherwise, any payment or benefit made or provided to or for the benefit of the Executive (whether pursuant to the terms of such Employment Agreement or any other plan, arrangement or agreement with the Companies, with any person or persons whose actions result in a Change in Control, or with any affiliate of the Companies or any such person or persons, and including, without limitation, any severance benefits and any amounts received or deemed received, within the meaning of any provision of the Internal Revenue Code of 1986, as amended (the “Code”), by the Executive as a result of, and not by way of limitation, any automatic vesting, lapse of restrictions and/or accelerated target or performance achievement provisions, or otherwise, applicable to outstanding grants or awards to Executive under any of the Companies’ incentive plans or agreements ) (any such payment or benefit, other than any Gross-up Payment or Additional Gross-Up Payment as defined below, is referred to hereinafter as a “Company Payment”), is determined to be subject to the excise tax imposed by section 4999 of the Code (the “Excise Tax”), the Companies shall pay in cash to the Executive or for the Executive’s benefit as provided below an additional amount (referred to herein as a “Gross-Up Payment”), which additional amount shall be determined and paid in accordance with the provisions in Paragraphs 2 and 3 below.

2.	Amount of Gross-Up Payment.

The Gross-up Payment to be made with respect to the Excise Tax to which any Company Payment is subject shall be an amount which, after reductionof such amount by anyExcise Tax imposed thereon and by allfederal, state and local income, employment, and other taxes payable by the Executive thereon, is equal to the Excise Tax payable with respect to such Company Payment, plus any interest or penalties payable with respect to such Excise Tax.

3.	Determination and Payment of Initial Gross-Up Payment.

By no later than twenty (20) days before the date on which any Company Payment is scheduled to be made to the Executive (or as soon thereafter as is administratively practicable), a determination shall be made as to whether such Company Payment will be subject to Excise Tax, and if so, as to the amount of such Excise Tax and the amount of the Gross-up Payment required to be made hereunder with respect to such Excise Tax (the “Determination”). Such Determination shall be made in writing by a nationally-recognized certified public accounting firm selected by the Companies that has not rendered services to either of the Companies within two years prior to the date of the occurrence of the Change in Control (the “Accounting Firm”). All fees and expenses of the Accounting Firm shall be borne by the Companies. Promptly after the Accounting Firm has made its Determination, it shall provide to the Companies and to the Executive copies of its Determination, together with all detailed supporting calculations and documentation and any assumptions used or opinions rendered by the Accounting Firm in making its Determination. Subject to any determinations made by the Internal Revenue Service (the “IRS”), all determinations of the Accounting Firm with respect to the initial amount of any Gross-up Payment to be made hereunder (and of any Additional Gross-up Payment to be made pursuant to Paragraph 5 below), shall be binding on the Companies and the Executive. The initial amount of the Gross-Up Payment so determined with respect to any Company Payment (the “Initial Gross-Up Payment”) shall be paid by the Companies to the Executive or to the IRS and any other applicable taxing authority on behalf of the Executive as soon as practicable following the Executive’s receipt or deemed receipt of such Company Payment, and may be satisfied by the Companies making a payment or payments on Executive’s account in lieu of withholding for tax purposes, but in all events shall be made by no later than thirty (30) days after the Executive’s receipt or deemed receipt of such Company Payment.

4.	Computation Assumptions.

For purposes of the Determination to be made by the Accounting Firm as to whether any Company Payment will be subject to Excise Tax, and if so, the amount of any such Excise Tax that will be payable with respect to such Company Payment, and the amount of any Gross-Up Payment or Additional Gross-Up Payment to be made with respect to such Excise Tax, the following assumptions shall be made by the Accounting Firm:

a.

Any other Company Payment received or to be received by the Executive in connection with or contingent upon a Change in Control of either of the Companies shall be aggregated to determine whether the Executive has received or will receive any “parachute payment” within the meaning of Section 280G(b)(2) of the Code, and if so, the amount of any “excess parachute payments” within the meaning of Code Section 280G(b)(1) that will be treated as subject to the Excise Tax, except to the extent that the Accounting Firm rendering the Determination concludes that any such other Company Payment does not constitute a parachute payment, or that any portion of such excess parachute payments represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax;

b.

The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accounting Firm rendering the Determination in accordance with the principles of Section 280G(d)(3) and (4) of the Code and the applicable regulations issued under Code Section 280G.

c.

The compensation and benefits provided for in the Executive’s Employment Agreement, and any other compensation earned by the Executive prior to the Executive’s Date of Termination (as defined in such Employment Agreement) pursuant to either of the Companies’ compensation programs (if such compensation would have been payable in the future in any event, even though the timing of such payment is triggered by the Change in Control), shall for purposes of any Determination to be made pursuant to Paragraph 3 of this Exhibit A be deemed to be reasonable; and

d.

The Executive shall be deemed to pay federal, state, and local income taxes at the highest applicable marginal rate of taxation (and shall be deemed to be subject to employment taxes only to the extent determined by taking into account any wage base limitations, applicable in the calendar year in which the Gross-Up Payment is to be made.

5.	Additional Gross-up Payments

If it should be subsequently determined by the Accounting Firm or the IRS that Excise Tax is payable with respect to any Company Payment in an amount greater than the amount taken into account in calculating the amount of the Initial Gross-Up Payment made hereunder with respect thereto (including by reason of any other Company Payment the existence or amount of which could not be determined at the time such Initial Gross-Up Payment was made), the Companies shall make an additional Gross-Up Payment (“Additional Gross-up Payment”) to the Executive or to the IRS and any other applicable taxing authority for his benefit in respect of such excess (such excess is referred to hereinafter as an “Additional Excise Tax”), plus any interest, penalties or additions payable by the Executive with respect to such Additional Excise Tax. If the Accounting Firm determines that any such Additional Excise Tax is payable with respect to any Company Payment, the Additional Gross-Up Payment with respect thereto shall be made by no later than thirty (30) days from the date of the Accounting Firm’s determination. If the IRS claims that any Additional Excise Tax is payable with respect to any Company Payment, any Additional Gross-Up Payment payable with respect thereto shall be made at the time provided in Paragraph 6 below.

6.	Notification to Companies.

The Executive shall promptly notify the Companies in writing of any claim by the IRS that, if successful, would require the payment by the Companies of an Additional Gross-Up Payment. If the Companies notifies the Executive in writing that it desires to contest such claim, the Executive shall: (a) give the Companies any information reasonably requested by the Companies relating to such claim; (b) take such action in connection with contesting such claim as the Companies shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Companies that is reasonably acceptable to the Executive; (c) cooperate in good faith in order to effectively contest such claim; and (d) permit the Companies to participate in any proceedings relating to such claim; provided that the Companies shall bear and pay directly all attorneys fees, and all other costs and expenses (including additional interest, penalties and additions to tax) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for all taxes (including, without limitation, all federal, state and local income, employment and excise taxes), interest, penalties and additions to tax imposed in relation to such claim and in relation to the payment of such fees, costs and expenses or indemnification. Without limitation on the foregoing provisions of this Paragraph, and to the extent its actions do not unreasonably interfere with or prejudice the Executive’s disputes with the IRS as to other issues, the Companies shall control all proceedings taken in connection with such contest, and in its reasonable discretion, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the IRS in respect of such claim and may, at its sole option, either direct the Executive to pay the tax, interest or penalties claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Companies shall determine; provided, however, that if the Companies directs the Executive to pay such claim and sue for a refund, the Companies shall advance an amount equal to such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from all taxes (including, without limitation, all federal, state and local income, employment and excise taxes), interest, penalties and additions to tax imposed with respect to such advance or with respect to any imputed income with respect to such advance, by no later than fifteen (15) days after any such amounts are due and payable; and, further, provided, that any extension of the statute of limitations relating to payment of taxes, interest, penalties or additions to tax for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount; and, provided, further, that any settlement of any claim shall be reasonably acceptable to the Executive and the Companies’ control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue.

7. Subsequent Recalculation.

In the event of a binding or uncontested determination by the IRS that Additional Excise Tax is payable with respect to any Company Payment made to the Executive, the Additional Gross-Up Payment payable hereunder with respect thereto shall be paid to the Executive, or to the IRS and other applicable taxing authorities for his benefit, by no later than ten (10) days after such determination. In the event of a binding or uncontested determination by the IRS that adjusts the computation set forth in the Determination so that the Executive received a Gross-Up Payment in excess of the amount required pursuant to this Exhibit A, then the Executive shall promptly pay to the Companies (without interest) the amount of such excess; provided, however, that if any portion of a Gross-Up Payment that is to be refunded to the Companies was paid to the IRS or to any state or local taxing authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to the Executive.

8. Timing of Payment

For purposes of Section 409A, payment pursuant to this Exhibit will not be made later than the end of the Executive’s taxable year next following the year in which the related taxes are remitted to the applicable taxing authority. In addition, any payment under this Exhibit that is conditioned upon a separation from service shall not be made before the seventh month following separation from service.